EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Financial Results for the Fourth Quarter and Full Year 2016

Strong Revenue Growth Drives Record Earnings for Fourth Quarter and Full Year 2016

Company's 2017 Booked Position at Historic High

Growth Trajectory Strengthened with Recent Newbuild Order for Norwegian Cruise Line

MIAMI, Feb. 22, 2017 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company,”) today reported financial results for the fourth quarter and full year ended December 31, 2016, as well as provided guidance for the first quarter and full year 2017.

Full Year 2016 Highlights

  The Company generated GAAP net income of $633.1 million or EPS of $2.78 compared to $427.1 million or $1.86 in the prior year.  Adjusted Net Income was $776.3 million or Adjusted EPS of $3.41 compared to $662.7 million or $2.88 in the prior year.

  Total revenue increased 12.2% to $4.9 billion. Gross Yield increased 0.7%.  Adjusted Net Yield increased 1.8% on a Constant Currency basis.

  Fivefold growth in EPS since 2013, the year of the Company’s initial public offering.

  Successful launch of Seven Seas Explorer and Oceania Cruises’ Sirena.

  Norwegian Cruise Line announced 2018 newbuild, Norwegian Bliss, will be custom designed for Alaska cruising.

  Regent Seven Seas Cruises placed order for second Explorer Class Ship for delivery in 2020.

  Debuted Western Caribbean destination, Harvest Caye.

  Received approval for all three of its award-winning brands to sail to Cuba in 2017.

Full Year 2017 Highlights

  Company continues strong earnings growth track record and anticipates fourth consecutive year of double-digit EPS growth.

  Excluding the benefit of Norwegian Joy, Company's 2017 booked position at historic high with pricing slightly higher than prior year.

  Renewed demand from North American guests for European voyages, with Caribbean, Alaska and Hawaii itineraries showing continued strength.

  Norwegian Joy, the first purpose-built ship customized for the Chinese cruise market, will join the fleet, marking the Company’s entry into the Chinese cruise market.

  Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises will sail a total of 41 voyages to Cuba in 2017.

  The Company announced the next generation of newbuilds for Norwegian Cruise Line with a contract to build four 3,300 passenger ships to be delivered in 2022, 2023, 2024 and 2025 with an option for two additional ships to be delivered in 2026 and 2027.

"2016 marks another record year of earnings, continuing our track record of solid EPS growth, which has grown fivefold since 2013, the year of our initial public offering," said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. "This solid revenue and earnings trend is expected to continue in 2017 as we are now in the best booked position in our company’s history with pricing slightly above the prior year," continued Del Rio.

Fourth Quarter 2016 Results

GAAP net income was $72.2 million or EPS of $0.32 compared to $38.3 million or $0.17 in the prior year.  The Company generated Adjusted Net Income of $127.7 million or Adjusted EPS of $0.56 compared to $117.3 million or $0.51 in the prior year.

Revenue increased 8.5% to $1.1 billion compared to $1.0 billion in 2015.  Adjusted Net Revenue increased 7.7% to $861.6 million compared to $799.9 million in 2015.  These increases were primarily attributed to the addition of Norwegian Escape, Oceania Cruises’ Sirena, and Regent’s Seven Seas Explorer to the fleet.  Gross Yield decreased 1.5% and Adjusted Net Yield decreased 1.7% on a Constant Currency basis and 2.2% on an as reported basis.

Gross Cruise Cost increased 7.0% in 2016 compared to 2015 due to increases in Capacity Days, total cruise operating expense and marketing, general and administrative expenses.  Gross Cruise Costs per Capacity Day decreased 2.9%.  Adjusted Net Cruise Cost Excluding Fuel per Capacity Day decreased 0.7% on a Constant Currency and as reported basis.

Fuel price per metric ton, net of hedges decreased 9.8% to $459 from $509 in 2015.  The Company reported fuel expense of $86.6 million in the period.  In addition, a loss of $1.5 million was recorded in other income (expense), net in 2016 related to the ineffective portion of the Company’s fuel hedge portfolio due to market volatility.

Interest expense, net increased to $88.0 million in 2016 from $68.7 million in 2015 primarily due to higher interest rates associated with an increase in LIBOR as well as an increase in average debt balances outstanding primarily associated with the delivery of new ships and newbuild installments. Additionally, in connection with refinancings of our senior notes, interest expense, net included losses on extinguishment of debt of $28.0 million in 2016 and $12.6 million in 2015.

Full Year 2016 Results

GAAP net income was $633.1 million or EPS of $2.78 compared to $427.1 million or $1.86 in the prior year.  The Company generated Adjusted Net Income of $776.3 million or Adjusted EPS of $3.41 compared to $662.7 million or $2.88 in the prior year. These increases were primarily attributed to the addition of Norwegian Escape, Oceania Cruises’ Sirena, and Regent’s Seven Seas Explorer to the fleet and improved pricing.  This strong growth follows a 14.8% increase in GAAP EPS and a 26.9% increase in Adjusted EPS in 2015, further demonstrating the Company’s continued underlying earnings power, despite headwinds faced in 2016.

Revenue increased 12.2% to $4.9 billion compared to $4.3 billion in 2015 primarily due to an increase in Capacity Days and improved pricing.  Adjusted Net Revenue increased 12.7% to $3.8 billion compared to $3.3 billion in 2015.  Gross Yield increased 0.7% and Adjusted Net Yield increased 1.8% on a Constant Currency basis and 1.2% on an as reported basis primarily due to improved pricing.

Gross Cruise Cost increased 9.5% in 2016 compared to 2015 due to an increase in total cruise operating expense as a result of an increase in Capacity Days along with an increase in marketing, general and administrative expenses.  Gross Cruise Costs per Capacity Day decreased 1.7%.  Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 1.7% on a Constant Currency basis and 1.5% on an as reported basis.

Fuel price per metric ton, net of hedges decreased 13.5% to $466 from $539 in 2015.  The Company reported fuel expense of $335.2 million in the period.  In addition, a loss of $16.1 million was recorded in other income (expense), net in 2016 related to the ineffective portion of the Company’s fuel hedge portfolio due to market volatility.

Interest expense, net increased to $276.9 million in 2016 from $221.9 million in 2015 primarily due to an increase in average debt balances outstanding primarily associated with the delivery of new ships and newbuild installments as well as higher interest rates due to an increase in LIBOR. Additionally, in connection with the refinancings of our senior notes and certain of our credit facilities, interest expense, net included losses on extinguishment of debt and debt modification costs of $39.2 million in 2016 and losses on extinguishment of debt of $12.6 million in 2015.

Other income (expense), net was an expense of $8.3 million in 2016 compared to an expense of $46.7 million in 2015. In 2016, the expense was primarily related to $16.1 million of unrealized and realized losses on fuel swap derivative hedge contracts, partially offset by $4.5 million of gains on foreign currency exchange and $3.9 million of gains on foreign currency exchange derivative hedge contracts. In 2015, the expense was primarily related to $30.7 million of losses from the dedesignation of certain fuel swap derivative hedge contracts and the ineffectiveness of settled fuel swaps in 2015. Also included in 2015 was an expense of $26.2 million related to the fair value adjustment of a foreign exchange collar which did not receive hedge accounting treatment partially offset by $11.0 million of foreign currency transaction gains.

2017 Outlook

“With our strong booked position and continuing momentum we look forward to another year of solid financial performance, including double-digit Adjusted EPS growth in 2017,” said Wendy Beck, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “In addition, this year marks another key milestone with our much anticipated debut into the Chinese cruise market with the delivery of Norwegian Joy.”

2017 Guidance and Sensitivities

In addition to announcing the results for the fourth quarter and full year 2016, the Company also provided guidance for the first quarter and full year 2017, along with accompanying sensitivities. The Company does not provide guidance on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2017 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

	First Quarter 2017		Full Year 2017
	As Reported	Constant Currency	As Reported	Constant Currency
Adjusted Net Yield	Approx. 4.0%	Approx. 4.5%	Approx. 1.25%	Approx. 1.75%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	Approx. 5.25%	Approx. 5.25%	Approx. 1.0%	Approx. 1.0%
Adjusted EPS	Approx. $0.36		$3.75 to $3.85
Adjusted Depreciation and Amortization(1)	$111 to $115 million		Approx. $470 million
Adjusted Interest Expense, net	Approx. $60 million		Approx. $247 million
Effect on Adjusted EPS of a 1% change in Adjusted Net Yield (2)	$0.04		$0.18
Effect on Adjusted EPS of a 1% change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day (2)	$0.02		$0.09
(1) Excludes $7.6 million and $30.3 million of amortization of intangible assets related to the Acquisition of Prestige in the first quarter and full year 2017, respectively.
(2) Based on midpoint of guidance.

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	First Quarter 2017	Full Year 2017
Fuel consumption in metric tons	190,000	765,000
Fuel price per metric ton, net of hedges	$450	$440
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.01	$0.05

As of December 31, 2016, the Company had hedged approximately 78%, 66%, 48% and 18% of its total projected metric tons of fuel consumption for the full year 2017, 2018, 2019 and 2020, respectively.  The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) and marine gas oil (“MGO”) which are hedged utilizing U.S. Gulf Coast 3% (“USGC”) and Brent, respectively.

	2017	2018	2019	2020
% of HFO Consumption Hedged	81%	78%	56%	50%
Average USGC Price / Barrel	$59.69	$53.02	$47.82	$39.50
% of MGO Consumption Hedged	70%	23%	22%	0%
Average Brent Price / Barrel	$41.11	$46.50	$49.25	-

The following reflects the foreign currency exchange rates the Company used in its First Quarter and Full Year 2017 guidance.

	Current Guidance - February	Prior Guidance - November
Euro	$1.07	$1.10
British pound	$1.26	$1.22
Australian Dollar	$0.76	$0.76
Canadian Dollar	$0.77	$0.76

Future capital commitments consist of contracted commitments, including ship construction contracts, and future expected capital expenditures necessary for operations as well as our ship refurbishment projects. As of December 31, 2016, anticipated capital expenditures were $1.3 billion for each of the years ending December 31, 2017 and 2018 and $1.2 billion for 2019 of which the Company has export credit financing in place for the expenditures related to ship construction contracts of $0.8 billion for 2017, $0.7 billion for 2018 and $0.6 billion for 2019.

Company Updates and Other Business Highlights

Full Portfolio of Brands Receive Approval to Sail to Cuba

The Company became the first U.S. cruise operator to have its full portfolio of brands receive approval from the government of the Republic of Cuba to operate cruises to Cuba, beginning March 2017.  These historic voyages will provide guests with a once-in-a-lifetime opportunity to discover not only the rich culture, history and natural beauty of Cuba, but more importantly experience the warmth and hospitality of its people. The Company’s first cruise to Cuba will set sail from PortMiami on Oceania Cruises’ Marina on March 7, 2017.  Oceania Cruises has nine Caribbean sailings featuring calls on Havana, including multiple-day calls to allow guests to explore Havana and its environs.  Seven Seas Mariner of the Regent Seven Seas Cruises fleet will call on Havana during two cruises in April 2017. Norwegian Sky will offer thirty four-day voyages that will include an overnight in Havana from May through December 2017.

Senior Notes Offering

In December, the Company opportunistically entered into an agreement to sell $700.0 million aggregate principal amount of 4.750% senior unsecured notes due December 2021 in a private offering at par.  The net proceeds, after deducting the initial purchasers' discount and estimated fees and expenses, together with cash on hand, were used to purchase any and all of its $680.0 million aggregate principal amount of 5.25% senior unsecured notes due November 2019 that were validly tendered and to redeem and satisfy and discharge any 5.25% senior unsecured notes not tendered.

Next Generation of Ships for the Norwegian Cruise Line Brand

The Company announced it reached an agreement with Fincantieri S.p.A. to construct the next generation of ships for its Norwegian Cruise Line brand.  Four ships are on order for delivery in 2022, 2023, 2024 and 2025, with an option for two additional ships to be delivered in 2026 and 2027, subject to certain conditions.  The four 140,000 gross ton ships will each accommodate approximately 3,300 guests.  The new class of ships will build upon the highly successful offering of freedom and flexibility found on the brand’s most recent Breakaway-Plus Class ships and feature a host of innovative designs that will further elevate its already award-winning guest experience. A priority of the prototype design is energy efficiency, with the aim of optimizing fuel consumption and reducing its impact on the environment.  Details on the ships’ many other innovative and first at sea guest facing features will be announced at a later date.

The contract price for each of the four vessels is approximately €800 million per ship.  The Company has obtained export credit financing with favorable terms to fund 80 percent of the contract price of each ship delivered through 2025, subject to certain conditions.

Regent Seven Seas Cruises Celebrates 25th Anniversary

Commemorating its silver anniversary, Regent Seven Seas Cruises has selected 25 special voyages in 2017 that will feature a variety of exclusive activities and events developed specifically for its year long, fleet-wide celebration.  The celebratory 25 cruises will take place across all four of the brand’s ships, on a diverse array of itineraries. Guests sailing on one of the anniversary cruises will be encouraged to share their favorite moments sailing with Regent Seven Seas Cruises, both past and current, via a dedicated microsite, Regent25.com, developed specifically for the silver anniversary.

Itinerary Announcements

The Company announced several itineraries for summer 2018 and fall/winter 2018/19 for its Norwegian Cruise Line and Regent Seven Seas Cruises brands.  These itineraries will feature a wide array of exciting destinations across the globe.

New for 2018/19, Norwegian Escape will reposition for the first time since she was christened in 2015 and will sail to the Caribbean and Bermuda from New York. Additionally, Norwegian Breakaway will depart her New York homeport in spring 2018 for the first time since her 2013 inaugural season and homeport seasonally in Copenhagen, where she will offer sailings to Scandinavia & Russia. The brand-new Norwegian Bliss, arriving in June 2018, will lead Norwegian’s 2018 Alaska fleet with her inaugural season in the region, offering seven-day voyages departing each Saturday from Seattle and will reposition to Miami to offer cruises to the Caribbean seasonally in winter 2018.

New for 2018, Seven Seas Navigator will sail a new 89-night Grand Voyage that delves into the Northern Atlantic and Arctic Circle, and Seven Seas Explorer will commence its maiden Africa season on two epic voyages that showcase the continent’s west coast in fall 2018. To kick off 2019, Seven Seas Navigator will embark on Regent Seven Seas Cruises’ 13th World Cruise, an epic 131-night adventure that calls at 62 unique ports across the Hawaii Islands, French Polynesia, Australia, Asia and the Mediterranean.

Appointment of Stella David to the Board of Directors

On January 1, 2017, Norwegian Cruise Line Holdings Ltd. appointed Ms. Stella David to its Board of Directors as a new independent member. As the former chief executive officer of William Grant & Sons Limited, Ms. David was responsible for the growth of the business from 2009 through 2016, with a focus on developing brand awareness, including that of Glenfiddich and Hendrick's Gin, global expansion into new markets, as well as acquisitions and innovations. Ms. David’s experience overseeing a remarkable collection of global spirit brands and with successful marketing and brand building gives her a unique perspective that is an excellent complement to the diverse talents of the Company’s other Board members.  She also serves on the Nominating and Governance Committee.

Conference Call

The Company has scheduled a conference call for Wednesday, February 22, 2017 at 11:00 a.m. Eastern Time to discuss fourth quarter and full year 2016 results.  A link to the live webcast can be found on the Company’s Investor Relations website at www.nclhltdinvestor.com. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.

With a combined fleet of 24 ships with approximately 46,500 berths, these brands offer itineraries to more than 510 destinations worldwide. The Company will introduce eight additional ships through 2025, and has an option to introduce two additional ships for delivery in 2026 and 2027.

Norwegian Cruise Line is an innovator in cruise travel with a 50-year history of breaking the boundaries of traditional cruising, most notably with the introduction of "Freestyle Cruising," which revolutionized the industry by giving guests more freedom and flexibility to design their ideal cruise vacation on their schedule. Today, Norwegian invites guests to enjoy a relaxed, resort style cruise vacation on some of the newest and most contemporary ships at sea with a wide variety of accommodation options, including The Haven by Norwegian™, a luxury enclave with suites, private pools and dining, concierge service and personal butlers. Oceania Cruises offers an unrivaled vacation experience renowned for the finest cuisine at sea and destination-rich itineraries that span the globe. Expertly crafted voyages aboard designer-inspired, intimate ships call on ports across Europe, Asia, Africa, Australia, New Zealand, the South Pacific and the Americas. Celebrating its 25th anniversary in 2017, Regent Seven Seas Cruises offers the industry’s most inclusive luxury experience aboard its all-suite fleet. A voyage with Regent Seven Seas Cruises includes round-trip air, highly personalized service, exquisite cuisine, fine wines and spirits, unlimited internet access, sightseeing excursions in every port, gratuities, ground transfers, a pre-cruise hotel package for guests staying in concierge-level suites and higher and beginning in summer 2017, business class air will be provided for all roundtrip air originating from the U.S. and Canada.

Terminology

Acquisition of Prestige. In November 2014, pursuant to the Merger Agreement, we acquired Prestige.

Adjusted Depreciation and Amortization.  Depreciation and amortization adjusted to exclude amortization of intangible assets related to the Acquisition of Prestige.

Adjusted EBITDA.  EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Free Cash Flow. Free Cash Flow adjusted for proceeds from ship construction financing facilities and other supplemental adjustments.

Adjusted Interest Expense.  Interest expense adjusted to exclude write-offs of deferred financing fees related to the refinancing of certain of our credit facilities.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.  Net income adjusted for supplemental adjustments.

Adjusted Net Revenue. Net Revenue adjusted for supplemental adjustments.

Adjusted Net Yield.  Net Yield adjusted for supplemental adjustments.

Berths.  Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Breakaway Class Ships. Norwegian Breakaway and Norwegian Getaway.

Breakaway Plus Class Ships. The next generation of ships which are similar in design and innovation to Breakaway Class Ships.

Capacity Days.  Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA.  Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings per share.

Explorer Class Ships. Regent’s Seven Seas Explorer and a second ship on order.

Free Cash Flow. Net cash provided by operating activities less capital expenditures for ship construction, business enhancements and other.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost.  The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Tons. A unit of enclosed passenger space on a cruise ship, such that one gross ton = 100 cubic feet or 2.831 cubic meters.

Gross Yield.  Total revenue per Capacity Day.

Management NCL Corporation Units. NCL Corporation, Ltd.’s (“NCLC”) previously outstanding profits interests issued to management (or former management) of NCLC which were converted into units in NCLC.  All Management NCL Corporation Units were exchanged for NCLH ordinary shares and restricted shares in the fourth quarter of 2014.

Merger Agreement. Agreement and Plan of Merger, dated as of September 2, 2014, by and among Prestige, NCLH, Portland Merger Sub, Inc. and Apollo Management, L.P., as amended, for the Acquisition of Prestige.

Net Cruise Cost.  Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel.  Net Cruise Cost less fuel expense.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days.  The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Secondary Equity Offering(s). Secondary public offering(s) of NCLH’s ordinary shares in December 2015, August 2015, May 2015, March 2015, March 2014, December 2013 and August 2013.

Shipboard Retirement Plan. An unfunded defined benefit pension plan for certain crew members which computes benefits based on years of service, subject to certain requirements.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Adjusted Net Revenue, Net Yield, Adjusted Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these non-GAAP financial measures. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Revenue and Adjusted Net Yield, which exclude certain business combination accounting entries, are non-GAAP financial measures that we believe are useful as supplemental measures in evaluating the performance of our operating business and provide greater transparency into our results of operations. Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Revenue, Adjusted Net Yield, Adjusted Net Income, and Adjusted EPS may not be indicative of future adjustments or results.  For example, for the year ended December 31, 2016, we incurred $28.0 million of amounts related to the extinguishment of debt and $11.2 million of deferred financing fees due to the refinancing of certain credit facilities. We included these as adjustments in the reconciliation of Adjusted Net Income since these amounts are not representative of our day-to-day operations and we have included similar adjustments in prior periods.

Management believes Free Cash Flow provides investors with a useful financial metric to assess our ability to service and repay our debt and to pursue opportunities to enhance our growth after making the capital investments required to support ongoing business operations and long term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this release constitute forward-looking statements within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects and objectives of management for future operations (including expected fleet additions, development plans, objectives relating to our activities and expected performance in new markets), are forward-looking statements. Many, but not all, of these statements can be found by looking for words like "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events; the risks and increased costs associated with operating internationally; our expansion into and investments in new markets; breaches in data security or other disturbances to our information technology and other networks; the spread of epidemics and viral outbreaks; adverse incidents involving cruise ships; changes in fuel prices and/or other cruise operating costs; an impairment of our tradenames or goodwill which could adversely affect our financial condition and operating results; our hedging strategies; our inability to obtain adequate insurance coverage; our substantial indebtedness, including the ability to raise additional capital to fund our operations, and to generate the necessary amount of cash to service our existing debt; restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; the significant portion of our assets pledged as collateral under our existing debt agreements and the ability of our creditors to accelerate the repayment of our indebtedness; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; fluctuations in foreign currency exchange rates; overcapacity in key markets or globally; our inability to recruit or retain qualified personnel or the loss of key personnel; future changes relating to how external distribution channels sell and market our cruises; our reliance on third parties to provide hotel management services to certain ships and certain other services; delays in our shipbuilding program and ship repairs, maintenance and refurbishments; future increases in the price of, or major changes or reduction in, commercial airline services; seasonal variations in passenger fare rates and occupancy levels at different times of the year; our ability to keep pace with developments in technology; amendments to our collective bargaining agreements for crew members and other employee relation issues; the continued availability of attractive port destinations; pending or threatened litigation, investigations and enforcement actions; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under "Risk Factors" in our most recently filed Annual Report on Form 10-K and subsequent filings by the Company with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Revenue
Passenger ticket	$758,549	$722,542	$3,388,954	$3,129,075
Onboard and other	366,588	313,981	1,485,386	1,215,973
Total revenue	1,125,137	1,036,523	4,874,340	4,345,048
Cruise operating expense
Commissions, transportation and other	195,067	175,447	813,559	765,298
Onboard and other	68,470	62,101	298,886	272,802
Payroll and related	191,401	175,857	746,142	666,110
Fuel	86,645	90,866	335,174	358,650
Food	48,397	47,672	200,071	179,641
Other	105,130	105,805	456,393	412,948
Total cruise operating expense	695,110	657,748	2,850,225	2,655,449
Other operating expense
Marketing, general and administrative	161,462	143,120	666,156	554,999
Depreciation and amortization	115,015	117,733	432,495	432,114
Total other operating expense	276,477	260,853	1,098,651	987,113
Operating income	153,550	117,922	925,464	702,486
Non-operating income (expense)
Interest expense, net	(88,023)	(68,690)	(276,859)	(221,909)
Other income (expense), net	4,979	(11,079)	(8,302)	(46,668)
Total non-operating income (expense)	(83,044)	(79,769)	(285,161)	(268,577)
Net income before income taxes	70,506	38,153	640,303	433,909
Income tax benefit (expense)	1,726	159	(7,218)	(6,772)
Net income	$72,232	$38,312	$633,085	$427,137

Weighted-average shares outstanding
Basic	227,179,400	228,922,432	227,121,875	226,591,437
Diluted	227,821,878	230,153,510	227,850,286	230,040,132

Earnings per share
Basic	$0.32	$0.17	$2.79	$1.89
Diluted	$0.32	$0.17	$2.78	$1.86

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net income	$72,232	$38,312	$633,085	$427,137
Other comprehensive income (loss):
Shipboard Retirement Plan	174	744	497	1,102
Cash flow hedges:
Net unrealized gain (loss) related to cash flow hedges	(110,797)	(124,351)	1,711	(262,852)
Amount realized and reclassified into earnings	19,311	30,160	95,969	91,742
Total other comprehensive income (loss)	(91,312)	(93,447)	98,177	(170,008)
Total comprehensive income (loss)	$(19,080)	$(55,135)	$731,262	$257,129

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$128,347	$115,937
Accounts receivable, net	63,215	44,996
Inventories	66,255	58,173
Prepaid expenses and other assets	153,276	121,305
Total current assets	411,093	340,411
Property and equipment, net	10,117,689	9,458,805
Goodwill	1,388,931	1,388,931
Tradenames	817,525	817,525
Other long-term assets	238,673	259,085
Total assets	$12,973,911	$12,264,757
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$560,193	$629,840
Accounts payable	38,002	45,488
Accrued expenses and other liabilities	541,753	646,449
Due to affiliate	-	20,769
Advance ticket sales	1,172,870	1,023,973
Total current liabilities	2,312,818	2,366,519
Long-term debt	5,838,494	5,767,697
Other long-term liabilities	284,873	349,661
Total liabilities	8,436,185	8,483,877
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized; 232,555,937 shares issued and 227,243,976 shares outstanding at December 31, 2016 and 232,179,786 shares issued and
227,815,301 shares outstanding at December 31, 2015	232	232
Additional paid-in capital	3,890,119	3,814,536
Accumulated other comprehensive income (loss)	(314,473)	(412,650)
Retained earnings	1,201,103	568,018
Treasury shares (5,311,961 and 4,364,485 ordinary shares at December 31, 2016 and December 31, 2015,
respectively, at cost)	(239,255)	(189,256)
Total shareholders' equity	4,537,726	3,780,880
Total liabilities and shareholders' equity	$12,973,911	$12,264,757

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Year Ended
	December 31,
	2016	2015
Cash flows from operating activities
Net income	$633,085	$427,137
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization expense	445,635	450,335
Loss on derivatives	79	26,525
Deferred income taxes, net	(2,448)	1,269
Gain on contingent consideration	-	(43,400)
Write-off of deferred financing fees	18,930	4,070
Provision for bad debts and inventory	3,866	5,029
Share-based compensation expense	66,414	42,209
Changes in operating assets and liabilities:
Accounts receivable, net	(20,983)	(14,803)
Inventories	(9,184)	(4,408)
Prepaid expenses and other assets	(18,534)	(10,325)
Accounts payable	(5,755)	(52,723)
Accrued expenses and other liabilities	(6,410)	(5,350)
Advance ticket sales	134,971	218,260
Payment of original issue discount	-	(1,647)
Net cash provided by operating activities	1,239,666	1,042,178
Cash flows from investing activities
Additions to property and equipment, net	(1,092,091)	(1,121,984)
Settlement of derivatives	(36,823)	(83,519)
Investment in trademark	-	(750)
Net cash used in investing activities	(1,128,914)	(1,206,253)
Cash flows from financing activities
Repayments of long-term debt	(3,744,029)	(1,569,313)
Repayments to Affiliate	(18,522)	(37,042)
Proceeds from long-term debt	3,753,928	1,855,809
Proceeds from the exercise of share options	6,738	69,127
Proceeds from employee share purchase plan	2,431	858
Purchases of treasury shares	(49,999)	(107,256)
Deferred financing fees and other	(48,889)	(16,995)
Net cash provided by (used in) financing activities	(98,342)	195,188
Net increase in cash and cash equivalents	12,410	31,113
Cash and cash equivalents at beginning of the year	115,937	84,824
Cash and cash equivalents at end of the year	$128,347	$115,937

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended		Year Ended
		December 31,		December 31,
		2016	2015	2016	2015

Passengers carried		575,344	549,191	2,337,311	2,164,404
Passenger Cruise Days		4,392,107	4,102,250	17,588,707	16,027,743
Capacity Days		4,201,051	3,813,830	16,376,063	14,700,990
Occupancy Percentage		104.5%	107.6%	107.4%	109.0%

Net Revenue, Adjusted Net Revenue, Gross Yield, Net Yield and Adjusted Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended			Year Ended
	December 31,			December 31,
	2016			2016
		Constant			Constant
	2016	Currency	2015	2016	Currency	2015

Passenger ticket revenue	$758,549	$765,144	$722,542	$3,388,954	$3,420,959	$3,129,075
Onboard and other revenue	366,588	366,588	313,981	1,485,386	1,485,386	1,215,973
Total revenue	1,125,137	1,131,732	1,036,523	4,874,340	4,906,345	4,345,048
Less:
Commissions, transportation and other expense	195,067	196,833	175,447	813,559	821,608	765,298
Onboard and other expense	68,470	68,470	62,101	298,886	298,886	272,802
Net Revenue	861,600	866,429	798,975	3,761,895	3,785,851	3,306,948
Non-GAAP Adjustment:
Deferred revenue (1)	-	-	917	1,057	1,057	32,431
Adjusted Net Revenue	$861,600	$866,429	$799,892	$3,762,952	$3,786,908	$3,339,379

Capacity Days	4,201,051	4,201,051	3,813,830	16,376,063	16,376,063	14,700,990

Gross Yield	$267.82	$269.39	$271.78	$297.65	$299.60	$295.56
Net Yield	$205.09	$206.24	$209.49	$229.72	$231.18	$224.95
Adjusted Net Yield	$205.09	$206.24	$209.73	$229.78	$231.25	$227.15

(1) Reflects deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)
Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Year Ended
	December 31,			December 31,
	2016			2016
		Constant			Constant
	2016	Currency	2015	2016	Currency	2015
Total cruise operating expense	$695,110	$696,492	$657,748	$2,850,225	$2,859,037	$2,655,449
Marketing, general and administrative expense	161,462	161,955	143,120	666,156	667,913	554,999
Gross Cruise Cost	856,572	858,447	800,868	3,516,381	3,526,950	3,210,448
Less:
Commissions, transportation and other expense	195,067	196,833	175,447	813,559	821,608	765,298
Onboard and other expense	68,470	68,470	62,101	298,886	298,886	272,802
Net Cruise Cost	593,035	593,144	563,320	2,403,936	2,406,456	2,172,348
Less: Fuel expense	86,645	86,645	90,866	335,174	335,174	358,650
Net Cruise Cost Excluding Fuel	506,390	506,499	472,454	2,068,762	2,071,282	1,813,698
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	792	792	4,395	3,167	3,167	10,154
Non-cash share-based compensation (2)	18,125	18,125	14,354	66,414	66,414	42,211
Secondary Equity Offerings' expenses (3)	-	-	842	-	-	2,226
Severance payments and other fees (4)	2,737	2,737	2,535	8,223	8,223	17,580
Management NCL Corporation Units exchange expenses (5)	-	-	-	-	-	624
Acquisition of Prestige expenses (6)	1,685	1,685	9,781	6,395	6,395	27,170
Contingent consideration adjustment (7)	-	-	-	-	-	(43,400)
Contract renegotiation and termination expenses (8)	1,000	1,000	-	1,000	1,000	3,319
Other (9)	217	217	-	217	217	-
Adjusted Net Cruise Cost Excluding Fuel	$481,834	$481,943	$440,547	$1,983,346	$1,985,866	$1,753,814

Capacity Days	4,201,051	4,201,051	3,813,830	16,376,063	16,376,063	14,700,990

Gross Cruise Cost per Capacity Day	$203.89	$204.34	$209.99	$214.73	$215.37	$218.38
Net Cruise Cost per Capacity Day	$141.16	$141.19	$147.70	$146.80	$146.95	$147.77
Net Cruise Cost Excluding Fuel per Capacity Day	$120.54	$120.56	$123.88	$126.33	$126.48	$123.37
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$114.69	$114.72	$115.51	$121.11	$121.27	$119.30

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Expenses related to the Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(4) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.
(6) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(7) Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing, general and administrative expense.
(8) Contract renegotiation and termination expenses, net related to the Acquisition of Prestige, which are included in other cruise operating expense and marketing, general and administrative expense.
(9) Legal expenses related to the extinguishment of the senior unsecured notes which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net income	$72,232	$38,312	$633,085	$427,137
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	792	4,395	3,167	10,154
Non-cash share-based compensation (2)	18,125	14,354	66,414	42,384
Secondary Equity Offerings' Expenses (3)	-	842	-	2,226
Severance payments and other fees (4)	2,737	2,535	8,223	17,580
Management NCL Corporation Units exchange expenses (5)	-	-	-	624
Acquisition of Prestige expenses (6)	1,685	9,781	6,395	27,170
Deferred revenue (7)	-	917	1,057	32,431
Amortization of intangible assets (8)	5,267	12,944	21,069	72,917
Contingent consideration adjustment (9)	-	-	-	(43,400)
Loss on extinguishment of debt (10)	27,962	12,624	27,962	12,624
Derivative adjustment (11)	-	7,601	(1,185)	40,971
Contract renegotiation and termination expenses (12)	2,502	-	2,502	6,848
Information technology write-off (13)	-	12,988	-	12,988
Deferred financing fees and other (14)	(3,594)	-	7,562	-
Adjusted Net Income	$127,708	$117,293	$776,251	$662,654
Diluted weighted-average shares outstanding	227,821,878	230,153,510	227,850,286	230,040,132
Diluted earnings per share	$0.32	$0.17	$2.78	$1.86
Adjusted EPS	$0.56	$0.51	$3.41	$2.88

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Expenses related to the Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(4) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.
(6) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(7) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in passenger ticket revenue.
(8) Amortization of intangible assets related to the Acquisition of Prestige, which are included in depreciation and amortization expense.
(9) Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing, general and administrative expense.
(10) Loss on extinguishment of senior unsecured notes, which is included in interest expense, net, and legal expenses related to the extinguishment which are included in marketing, general and administrative expense.
(11) Losses and net gains for the fair value adjustment of a foreign exchange collar which did not receive hedge accounting and losses due to the dedesignation of certain fuel swaps. These adjustments are included in other income (expense), net.
(12) Contract renegotiation and termination expenses, net related to the Acquisition of Prestige, which are included in other cruise operating expense, marketing, general and administrative expense and depreciation and amortization expense.
(13) Expenses related to the write-off of certain information technology items, which are included in depreciation and amortization expense.
(14) For the year ended December 31, 2016, primarily reflects the write-off of deferred financing fees related to the refinancing of certain credit facilities, which is included in interest expense, net and a release of a valuation allowance on deferred tax assets. The three months ended December 31, 2016 includes a release of a valuation allowance on deferred tax assets.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net income	$72,232	$38,312	$633,085	$427,137
Interest expense, net	88,023	68,690	276,859	221,909
Income tax expense (benefit)	(1,726)	(159)	7,218	6,772
Depreciation and amortization expense	115,015	117,733	432,495	432,114
EBITDA	273,544	224,576	1,349,657	1,087,932

Other (income) expense, net (1)	(4,979)	11,079	8,302	46,668
Non-GAAP Adjustments:
Non-cash deferred compensation (2)	792	4,395	3,167	10,154
Non-cash share-based compensation (3)	18,125	14,354	66,414	42,211
Secondary Equity Offerings' expenses (4)	-	842	-	2,226
Severance payments and other fees (5)	2,737	2,535	8,223	17,580
Management NCL Corporation Units exchange expenses (6)	-	-	-	624
Acquisition of Prestige expenses (7)	1,685	9,781	6,395	27,170
Deferred revenue (8)	-	917	1,057	32,431
Contingent consideration adjustment (9)	-	-	-	(43,400)
Contract renegotiation and termination expenses (10)	1,000	-	1,000	3,319
Other (11)	217	-	217	-
Adjusted EBITDA	$293,121	$268,479	$1,444,432	$1,226,915

(1) Primarily consists of gains and losses, net for derivative contracts and forward currency exchanges.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(4) Expenses related to the Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(5) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(6) Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.
(7) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(8) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in passenger ticket revenue.
(9) Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing general and administrative expense.
(10) Contract renegotiation and termination expenses, net related to the Acquisition of Prestige, which are included in other cruise operating expense and marketing, general and administrative expense.
(11) Legal expenses related to the extinguishment of senior unsecured notes included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Free Cash Flow was calculated as follows (in thousands):

	Year Ended
	December 31,
	2016	2015

Net cash provided by operating activities	$1,239,666	$1,042,178
Less: Capital expenditures for ship construction	(672,598)	(902,251)
Less: Capital expenditures for business enhancements and other	(419,493)	(219,733)
Free Cash Flow	147,575	(79,806)
Proceeds from ship construction financing facilities	487,213	686,756
Adjusted free cash flow	$634,788	$606,950

Investor Relations Contact
Andrea DeMarco
(305) 468-2339
InvestorRelations@nclcorp.com

Media Contacts
Vanessa Picariello
(305) 436-4713
PublicRelations@ncl.com